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                                                               January 17, 1997

IMPORTANT: This letter describes actions you need to take promptly in order to take advantage of an opportunity to sell your Barefoot shares at a substantial premium over the price which has been available in the public market.

Dear Barefoot Shareholder:

  On behalf of the Board of Directors of Barefoot, I am pleased to confirm that Barefoot has reached an agreement with ServiceMaster Limited Partnership ("ServiceMaster") under which ServiceMaster is offering to acquire your shares of Barefoot at a substantial premium over the market price for the Barefoot shares prior to the public announcement of the offer.

  This opportunity has been carefully studied by Barefoot's Board of Directors. Barefoot's Board recommends that Barefoot's stockholders accept ServiceMaster's offer and tender their Barefoot shares.

  You have the right to choose to receive all cash, all ServiceMaster shares or any combination thereof in exchange for your Barefoot shares. This choice is completely up to you. Neither Barefoot nor ServiceMaster makes any recommendation as to which choice you should make.

  One important difference between the alternatives available to you is that if you choose cash you will be obligated to pay federal income tax on the gain you will realize on the sale of your Barefoot shares; if you choose instead to receive ServiceMaster shares, you will be entitled to defer recognition of your gain for federal income tax purposes until you sell the ServiceMaster shares you receive. Among the non-tax factors a Barefoot stockholder may wish to consider in choosing among the alternatives include: the stockholder's willingness to assume the risk inherent in holding ServiceMaster shares with a view to possibly realizing future gains (as to which no assurance can be given); and the stockholder's evaluation of the attractiveness of alternative investments which the stockholder would be able to make with the net after tax proceeds which the stockholder would receive if the stockholder elected to receive cash. A stockholder who would be subject to little or no tax upon the disposition of Barefoot shares will likely give little or no weight to the tax related factors identified above and may accordingly evaluate the relative attractiveness of the alternatives differently from a stockholder who is in a taxable situation.

  In order to accept ServiceMaster's offer and to elect to receive cash and/or ServiceMaster shares you need to act promptly. If your Barefoot shares are registered in your own name, you should take the following steps:

  . Fill out and sign the enclosed form entitled "Letter of Transmittal/Form of Election." Be sure you complete the Election Form on Box B to specify whether you wish to receive cash or ServiceMaster shares in exchange for your Barefoot shares. If you don't fill out this election, you will receive cash for your Barefoot shares.

  . Send the completed Letter of Transmittal/Form of Election and the certificates representing your shares to Harris Trust Company of New
     York at the address given on the first page of the Letter of Transmittal/Form of Election. An envelope is enclosed which you can use to send your share certificates. It is your responsibility to send your completed Transmittal Letter/Form of Election and Barefoot share certificates in time so they will actually be received by Harris Trust not later than 12:00 midnight, New York City time, on the Expiration
     Date (which is currently scheduled to be Friday, February 21, 1997).
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  If your Barefoot shares are held in an account for you at a brokerage firm, bank, or other institution, you should instruct the institution that holds your shares as to what you want done with your shares in response to the ServiceMaster offer. The package which accompanies this letter should have a letter from your broker (or other institution) advising you how to give your instructions.

  ServiceMaster has retained D. F. King & Co. to act as Information Agent for this Offer. If you have any questions about what steps you need to take to tender your shares or have other questions about the Offer, please call D. F. King toll free at 1-800-848-3410.

  This letter is accompanied by an Offering Circular/Prospectus which provides information relevant to your decision whether to accept ServiceMaster's offer and if you do, whether to choose to receive cash, ServiceMaster shares or a combination of the two. The Offering Circular/Prospectus, for example, contains a summary of the tax consequences of the alternatives, the considerations examined by Barefoot's Board and its financial advisor, the historical market prices for Barefoot shares and ServiceMaster shares, and many other subjects. All information in this letter is qualified by reference to that Offering Circular/Prospectus.

  As indicated in the Offering Circular/Prospectus, ServiceMaster operates the largest lawn care business in the United States under the TruGreen and ChemLawn service marks. Barefoot is the next largest lawn care company, and putting our business together with ServiceMaster's has the potential to provide real benefits both to the businesses and to their customers.

  I appreciate very much the opportunity I have had to serve as the chief executive officer of your company. I hope you are as pleased as I am that investment in Barefoot has led to the opportunity afforded by the ServiceMaster offer.

                                          With best wishes,

                                          Patrick J. Norton
                                          President